Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Develocap, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on July 30, 2008 (the “Registration Statement”), of our report dated July 28, 2008, relating to the balance sheets of Develocap, Inc. as of January 31, 2008 and 2007, and the related statement of operations, stockholders’ deficit and cash flows for each of the three years in the period ended January 31, 2008 and the period from January 23, 2004 (inception) through January 31, 2008, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

July 30, 2008